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                                                                   EXHIBIT 99.1

                                   Contact:  Michael Dale, President/CEO
                                             Jack Judd, Chief Financial Officer
                                             Manny Vilafana, Chairman
                                             763/553-7736
                                             763/553-0052 Fax

                                             EVC Group, Inc.
                                             Doug Sherk, Jennifer Beugelmans
                                             415/896-6820
                                             Anne Bugge
                                             206-926-5220

FOR IMMEDIATE RELEASE


       ATS MEDICAL PROVIDES PRELIMINARY OUTLOOK ON FOURTH QUARTER RESULTS

MINNEAPOLIS, January 8, 2004 -- ATS Medical, Inc. (NASDAQ: ATSI) today reported that fourth quarter revenue is expected to increase more than 50 percent to approximately $5.6 million, as compared to sales of $3.7 million for the quarter ended December 31, 2002. For the 12 months ended December 31, 2003, sales are expected to grow to approximately $18.5 million compared to $13.3 million for the 12 months ended December 31, 2002, an increase of 39 percent. In addition, ATS expects to record a $4.4 million write-down of inventories recognizing the strategic decision to sell existing inventory in select international markets at prices lower than current inventory carrying values. This non-cash lower-of-cost or market adjustment will be included in cost of sales.

Commented Michael Dale, President and CEO "We continue to anticipate strong sales growth in all our markets and especially so in the United States. The cardiac surgery community continues to have a very positive reception to our product, people, and our mission to establish ATS Medical as a new leader within cardiovascular surgery. The just completed quarter represents our sixth straight period of sales growth. The non-cash adjustment to inventory carrying values is now necessary as we currently feel confident in our sales trends and forecasts to estimate future sales in certain less developed international markets. As we decrease our current inventories and increase production in our own factory, our product costs per unit will decrease resulting in increased margins."

ATS Medical, Inc. plans to issue final results for the fourth quarter and full year 2003 and conduct a conference call after market close on Wednesday, February 11, 2004.

ATS Medical, Inc. manufactures and markets a pyrolytic carbon open pivot mechanical heart valve. The Company's website is www.atsmedical.com.
                                                 ------------------

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including Exhibit 99.1 to its Form 10-Q for the quarter ended September 30, 2003.

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